Exhibit 99.3

ARIAD Announces 12-Month Data from Pivotal PACE Trial of Ponatinib in Heavily Pretreated Patients with Advanced-Phase CML and Ph+ ALL

57 percent major hematologic response and median response duration of 12 months in accelerated-phase CML patients reported

Median overall survival not yet reached in accelerated-phase CML patients

ATLANTA & CAMBRIDGE, Mass.--(BUSINESS WIRE)--December 11, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced twelve-month follow-up data from the pivotal PACE trial of ponatinib, its investigational BCR-ABL inhibitor, in heavily pretreated patients with advanced forms of chronic myeloid leukemia (CML) or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). The study now shows that 57 percent of accelerated-phase CML patients in the trial, including 50 percent of patients with the T315I mutation, achieved a major hematologic response (MaHR), the primary end-point for patients with advanced disease in the trial.

The data are being featured today at 8:00 a.m. (ET) in an oral presentation at the 54th Annual Meeting of the American Society of Hematology (ASH) being held in Atlanta, Georgia. ARIAD filed for regulatory approval of ponatinib in the third quarter of 2012 in the U.S. and in the E.U. based on clinical data from the pivotal PACE trial.

“Patients with advanced forms of Philadelphia chromosome-positive leukemia and those who have failed currently available therapy have limited treatment options available to them,” said Hagop M. Kantarjian, M.D., chairman and professor, Department of Leukemia, University of Texas M.D. Anderson Cancer Center. “The overall prognosis is poor for patients with advanced disease.”

“The pivotal PACE trial data show that ponatinib has robust activity in heavily pretreated patients with accelerated phase CML, more than doubling their reported best prior responses to available TKI therapy,” he added. “What is equally striking is that the median time to achieve a response to ponatinib among accelerated phase patients was only three weeks and that the median duration of major hematologic response in these patients is one year.”

  Trial Design
    Efficacy data were reported at ASH on 444 treated patients in six pre-specified cohorts at 45 mg of ponatinib administered orally once daily, including 177 treated patients with advanced disease (i.e., accelerated and blast phase CML and Ph+ ALL).
    Sixty percent of accelerated phase CML patients and 53 percent of blast-phase CML and Ph+ ALL patients in the trial had received three or more tyrosine kinase inhibitors (TKI) prior to enrollment.
    Advanced disease patients had a blood test approximately every month for determination of hematologic response and a bone-marrow assessment approximately every two months for determination of cytogenetic response.
  Advanced CML and Ph+ ALL patients evaluable for response (N=177)
    Fifty-seven percent (47 of 83) of accelerated-phase patients achieved a MaHR, including 50 percent (9 of 18) of accelerated-phase patients with the T315I mutation. At study entry, the reported best prior response of MaHR or better to their most recent TKI among accelerated-phase patients was 21 percent.
    Thirty-four percent (32 of 94) of blast-phase CML or Ph+ ALL patients achieved a MaHR, including 33 percent (15 of 46) of blast-phase CML or Ph+ ALL patients with the T315I mutation. At study entry, the reported best prior response of MaHR or better to their most recent treatment with a TKI among blast-phase CML or Ph+ ALL patients was 24 percent.
    Thirty-nine percent (32 of 83) of accelerated-phase CML patients and 31 percent (29 of 94) of blast-phase CML or Ph+ ALL patients achieved a MCyR. Furthermore, 24 percent (20 of 83) of patients with accelerated-phase CML and 24 percent (23 of 94) of patients with blast-phase CML or Ph+ ALL achieved a complete cytogenetic response.
  Median duration, progression-free survival and overall survival
    In accelerated-phase CML patients, the median time to achieve a MaHR was 21 days, and the median duration of this response was 12 months. In blast-phase CML or Ph+ ALL patients, the median time to achieve a MaHR was 26 days, and the median duration of this response was 5 months.
    Progression-free survival (PFS) in accelerated-phase CML patients was estimated to be 55 percent at 12 months (median, 18 months). Progression-free survival in blast-phase CML or Ph+ ALL patients was estimated to be 15 percent at 12 months (median, 3 months).
    Overall survival at 12 months in accelerated-phase CML patients was estimated to be 84 percent (median not yet reached). Overall survival at 12 months in blast-phase CML or Ph+ ALL patients was estimated to be 33 percent, with a median overall survival of 7 months.
  Safety profile (N=449)
    The most common non-hematologic treatment-emergent adverse events across all patients in the PACE trial included rash (in 38% of patients), abdominal pain (38%), headache (35%), dry skin (35%), and constipation (34%), with the majority of these being grades 1 or 2 in severity.
    The most common hematologic treatment-emergent adverse events were thrombocytopenia (42%), neutropenia (24%), and anemia (20%), which were primarily grades 3 or 4 in severity.
    Pancreatitis and pneumonia were the most common non-hematologic treatment-emergent serious adverse events (5% each), followed by abdominal pain (4%), myocardial infarction (3%), congestive heart failure (3%), atrial fibrillation (3%), and pyrexia (3%). The most common hematologic serious adverse events were anemia, febrile neutropenia, and thrombocytopenia (3% each).

About Ponatinib

Internally discovered at ARIAD, ponatinib is an investigational BCR-ABL inhibitor that also selectively inhibits certain other tyrosine kinases in preclinical studies, including FLT3, RET, KIT, and the members of the FGFR, PDGFR and VEGFR families of kinases.

The primary target for ponatinib is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Ponatinib was designed using ARIAD’s computational and structure-based drug design platform to inhibit the activity of BCR-ABL with high potency and broad specificity. Ponatinib targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment with existing tyrosine kinase inhibitors, including the T315I mutation for which no effective therapy currently exists.

About CML and Ph+ ALL

CML is a cancer of the white blood cells that is diagnosed in approximately 5,000 patients each year in the United States. CML is a type of leukemia characterized by the increased and unregulated growth of predominantly myeloid cells in the bone marrow and the accumulation of these cells in the blood. The genetic hallmark of CML is the Philadelphia chromosome, an abnormality resulting in a fusion of the BCR and ABL genes. This is known as Philadelphia chromosome-positive CML, or Ph+ CML.

Treatment of CML usually includes a targeted therapy, a tyrosine kinase inhibitor (TKI) (e.g., imatinib, dasatinib or nilotinib), followed by chemotherapy if the disease progresses. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces the fused BCR-ABL gene. It is known to have a more aggressive course than CML and is often treated with a combination of chemotherapy and TKIs. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for ponatinib, the positive treatment effects of ponatinib over time and the timing of regulatory filings for marketing approvals. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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